Intelligent Communication Enterprise, Letter to Shareholders

SINGAPORE, Feb. 5, 2010 (Marketwire) --

SINGAPORE -- (Marketwire) -- 02/05/10 -- Intelligent Communication Enterprise Corporation (OTCBB: ICMC) today issued the following letter to its shareholders:

Dear Shareholder,

Five months ago, following a complete change in the Board of Directors, your company started off on the road to evolving from a development stage company to an operational one that has just booked around US$9.5 million as group revenues for the year 2009.

Mobiclear Inc., as we knew it then, has been through a series of changes in the last few months:

1.           In November 2009 we acquired the entire issued share capital of Radius-ED limited, a company engaged in the global mobile marketing business.

2.           Following the Radius acquisition, your new Board of Directors recommended a change of name to match the expanded business scope of the company.  And the company was renamed Intelligent Communication Enterprise effective 14 December 2009.  The new company website www.icecorpasia.com was launched to coincide with the name change.

3.           In January 2010 we acquired Solesys SA of Switzerland, a company engaged in location based mobile communications technologies.  This strategic acquisition is a major step in our efforts to reposition the company in the secure wireless multimedia communications arena -- additionally we expect it to make a significant contribution to future revenues.

Besides achieving these key milestones the Directors of Intelligent Communications Enterprise (ICE) have also been actively involved in planning and preparing the company for its next phase.  After exploring the options available for ICE the directors have decided to focus the efforts of the company on pursuing the mobile marketing avenue to reach its full potential.  Following the acquisition of Solesys, and after careful analysis of the growing demand for location targeted mobile marketing, we intend to launch new location based products starting from March 2010.  This important next step is intended to set the company off on its next growth phase.  In the coming weeks and months, watch out for “ICE-Sync,” the new location based mobile application from ICE.

During the last quarter of 2009 Radius has made great strides towards expanding its revenue base with the addition of greater network coverage, widening distribution channels and more sophisticated mobile marketing solutions.  We are confident that these efforts will continue to generate greater revenues in 2010.

Mobiclear, the credit card fraud prevention system, is currently going through improvements to make it more appealing in the transaction authentication market, whose customer needs are ever changing and increasingly more demanding.  It is expected to be ready to launch in the second half of this year as a more versatile a tool for multiple applications beyond credit card transaction authentication.

We are committed to building on the key achievements of the last few months.  Our ultimate goal, as always, remains one of building shareholder value.  With the launch of the new products, the establishment of an expert management team and an effective marketing campaign we are confident of staying on course to this goal in 2010.

We are committed to keeping you the shareholder informed via our website of all the important developments which affect the company.  You may also write to shareholders@icecorpasia.com for additional information.

Thank you for your continued support.

Luther Jao
CEO
Intelligent Communication Enterprise

This news release may contain “forward-looking” statements.  These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions.  Actual results may differ materially from the forward-looking statements in this press release.  Additional risks and uncertainties are identified and described in the Company’s SEC reports.  Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date.  The Company does not undertake, and the Company specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

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